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                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 27th day of February, 2002, is entered into by The Medicines Company, a Delaware corporation with its principal place of business at Five Sylvan Way, Second Floor, Parsippany, NJ 07054 (the "Company"), and Peyton Marshall residing at 23 Beaver Pond, Lincoln, MA 01773 (the "Employee").

      WHEREAS, the Company and the Employee are parties to an Employment Agreement dated October 20, 1997 (the "Previous Employment Agreement"); and

      WHEREAS, the Company and the Employee wish to amend and restate the Previous Employment Agreement to reflect new employment arrangements between the Company and the Employee;

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on March 1, 2002 (the "Commencement Date") and ending on March 1, 2003 (such period, as it may be renewed as provided in the following sentence or extended pursuant to Section 2.2(c) of this Agreement, the ("Employment Period"), unless sooner terminated in accordance with the provisions of Section 2 or Section 4 of this Agreement. The Employment Period shall automatically be renewed for successive one (1) year periods unless either the Employee or the Company provides written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the then current term.

      2. Title; Employment.

            2.1 Title; Duties and Responsibilities. Subject to Section 2.2 below, the Employee shall serve as Senior Vice President and Chief Financial Officer or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time. The Employee shall be based at the Company's offices in Cambridge, Massachusetts, unless otherwise agreed. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or such officer of the Company as may be designated by the Board (the "Board Designee") (who shall initially be the Executive Chairman).
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            The Employee hereby accepts such employment and, subject to Section
2.2 below, agrees to undertake the duties and responsibilities inherent in such position and/or such other duties and responsibilities as the Board or the Board Designee shall from time to time reasonably assign to him and to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

            2.2 CFO Status.

                  (a) In accordance with Section 2.1, at any time during the Employment Period after April 1, 2002, the Company shall have the right to terminate the Employee's status as Senior Vice President and Chief Financial Officer of the Company without terminating the Employee's employment with the Company or this Agreement. In addition, at any time during the Employment Period after the earlier of May 1, 2003 and the date one month following the date of the hiring by the Company of a replacement candidate qualified for the position of Chief Financial Officer of the Company (an event of which the Board Designee shall promptly notify the Employee), but in no event earlier than May 1, 2002, the Employee may resign as Senior Vice President and Chief Financial Officer of the Company without terminating his employment with the Company or this Agreement. Termination of the Employee's status as Senior Vice President and Chief Financial Officer in accordance with this Section 2.2(a) (whether initiated by the Company or the Employee) (the "CFO Termination Event") shall be effective immediately upon written notice to the other party.

                  (b) For one month (the "Transition Period") following the CFO Termination Event, the Employee shall continue to serve as a full-time employee of the Company on the terms set forth in this Agreement; provided, however, that the Employee's authority, duties and responsibilities during the Transition Period shall be mutually agreed upon between the Employee and the Board Designee.

                  (c) Upon the occurrence of the CFO Termination Event, the Employment Period shall automatically be extended to the date 13 months after the date of the CFO Termination Event without any further right of renewal, subject to earlier termination in


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accordance with this Section 2.2 or Sections 4.2, 4.3 or 4.5 of this Agreement.
Following the CFO Termination Event, neither party shall have the right to terminate this Employment Agreement under Section 4.4 of this Agreement.

                  (d) During the period between the end of the Transition Period and the end of the Employment Period (the "Closing Period"), the Employee shall continue to serve as an employee of the Company on the terms set forth in this Agreement; provided, however, that during the Closing Period the Employee shall not be required to devote his entire business time, attention and energies to the Company, and instead shall have such authority, duties and responsibilities as shall be mutually agreed upon by the Employee and the Board Designee.

                  (e) At any time during the Closing Period, the Employee may terminate his employment with the Company upon written notice of termination given at least 10 days prior to the effective date of termination.

                  (f) If, at any time during the Closing Period, the Employee becomes employed by one or more third parties on a majority-time basis in the aggregate, the Employee shall promptly provide written notice of such event to the Company, and the Company shall have the right to terminate the Employee's employment with the Company effective immediately upon written notice to the Employee.

      3. Compensation and Benefits.

            3.1 Salary. The Company shall pay the Employee, in semi-monthly installments, an annual base salary of $200,000 during the Employment Period. Such salary shall be subject to adjustment as determined by the Board, but shall not be reduced below the amount set forth above without the Employee's consent.

            3.2 Bonus. During the Employment Period, the Employee shall be eligible to receive a bonus equal to up to forty percent (40%) of his base salary upon the achievement of annual objectives to be approved by the Board Designee after discussion with the Employee. The Board shall review the Employee's performance and determine the amount of the bonus, if any, to be paid to the Employee.

            3.3 Fringe Benefits. The Employee shall be entitled to participate in all other bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications


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make him eligible to participate. The Employee shall be entitled to four (4)
weeks paid vacation per year, to be taken at such times as may be approved by the Board or the Board Designee.

            3.4 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

      4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the events set forth in Section 2.2(e) or (f) or set forth below:

            4.1 Expiration of Employment Period. Expiration of the Employment Period in accordance with Section 1.

            4.2 Termination for Cause. At the election of the Company, immediately upon written notice by the Company to the Employee, for "cause" as determined by the Board. For purposes of this Section 4.2, "cause" for termination shall be deemed to exist only if any of the following shall have occurred:

                  (a) the Employee's conviction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved (other than unintentional motor vehicle felonies);

                  (b) any act of theft, fraud, misappropriation of funds or embezzlement by the Employee, in connection with his work with the Company, or any other act or acts of dishonesty on the part of the Employee resulting or intended to result directly or indirectly in personal gain or enrichment of the Employee at the expense of the Company;

                  (c) the Employee's failure to perform in all material respects the services required to be performed pursuant to Section 2 of this Agreement, provided that if such failure is capable of being corrected, such failure continues uncorrected for a period of thirty (30) days after the Employee shall have received written notice from the Company stating with reasonably specificity the nature of such failure;

                  (d) the Employee's breach of Sections 6 or 7 of this Agreement or any material breach of the Invention and Nondisclosure Agreement dated as of October 20, 1997 between the Employee and the Company (the "Nondisclosure Agreement");


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                  (e) the Employee's excessive use of alcohol and/or drugs which is judged by the Board Designee and the Board to materially interfere with the performance of his duties; or

                  (f) any misconduct by the Employee which in the reasonable judgment of the Board Designee and the Board would jeopardize the success of the Company.

            4.3 Death or Disability. Thirty (30) days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

            4.4 Voluntary Termination. At the election of either party, upon written notice of termination given at least ninety (90) days prior to the effective date of termination.

            4.5 Voluntary Termination for "Good Reason". At the election of the Employee, for "Good Reason," which shall be deemed to exist only if the Company fails to comply in any material respect with the provisions of Section 3, other than an isolated, insubstantial and inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the Employee.

      5. Effect of Termination.

            5.1 Termination for Cause or at Election of Employee. In the event the Employee's employment is terminated for cause pursuant to Section 4.2, or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee all sums otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

            5.2 Termination for Death or Disability. If the Employee's employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, all sums which would otherwise be payable to the Employee under
Section 3 up to the end of the month in which the termination of his employment because of death or disability occurs.


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            5.3 Termination for Good Reason or at Election of Company. In the
event that Employee's employment is terminated by the Employee for "Good Reason" pursuant to Section 4.5, or at the election of the Company pursuant to Section 4.4, the Company shall continue to pay to the Employee the salary set forth in
Section 3.1, and shall continue to make available to the Employee the benefits set forth in Section 3.3, excluding vacation days and bonus sums under said
Section 3.3 accrued during this period, until the later of three (3) months after the date of termination, but in no event later than such date as the Employee shall have commenced full-time employment with a new employer.

            5.4 Transition Termination. In the event that the Employee's employment is terminated at the election of the Employee pursuant to Section 2.2(e) or at the election of the Company pursuant to Section 2.2(f) (a "Transition Termination"):

                  (a) the Company shall pay to the Employee all sums otherwise payable to him under Section 3 through the last day of his actual employment by the Company; and

                  (b) the vesting of (i) any stock options to purchase common stock of the Company then held by the Employee and (ii) any shares of common stock of the Company then held by the Employee which are subject to repurchase by the Company pursuant to a stock restriction agreement shall be accelerated such that (A) such options shall become automatically vested as of the date of the Transition Termination for the purchase of the number of shares with respect to which such option would have been vested if the date of the Transition Termination had occurred upon the date 13 months after the CFO Termination Event and (B) the number of shares subject to repurchase by the Company shall be reduced to the number of shares which the Company would have had the right to repurchase if the date of the Transition Termination had occurred upon the date 13 months after the CFO Termination Event.

            The parties also agree that in the event of a Transition Termination the Employee shall perform such consulting, advisory or related services to and for the Company as may be mutually agreed to by the parties until the date 13 months after the CFO Termination Event (the "Consulting Termination Date"). In consideration for such services, the Company shall pay to the Employee monthly consulting fees equal to the Employee's annual base salary in effect immediately prior to the Transition Termination (calculated in annualized monthly installments) until the Consulting Termination Date and shall provide health insurance benefits equivalent to


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the health insurance benefits provided to the Employee under Section 3.3 (to the extent such benefits can be provided to non-employees, or to the extent that such benefits cannot be provided to non-employees, the cash equivalent thereof) until the Consulting Termination Date.

            5.5 Survival. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

      6. Non-Compete.

            6.1 Non-Compete Restrictions. During the Employment Period and for a period of one (1) year after the termination or expiration thereof (such one (1) year period being referred to as the "Extended One-Year Period"), the Employee will not directly or indirectly as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than an one percent (1%) equity interest in any publicly held company), engage in the business of developing, producing, marketing or selling products with chemical or commercial characteristics of the kind or type developed or being developed, produced, marketed or sold by the Company while the Employee was employed by the Company; provided, however, that notwithstanding the foregoing (a) the Extended One-Year Period shall be inapplicable in the event of a termination pursuant to
Section 4.4 at the election of the Company or by the Employee pursuant to
Section 4.5 or in the event of the expiration of the Employment Period following a CFO Termination Event, and (b) in the event of a Transition Termination, the Extended One-Year Period shall be limited to the period between the date of the Transition Termination and the Consulting Termination Date.

            6.2 Limitations. Notwithstanding the provisions of Section 6.1, it is recognized that the Employee's primary experience is in the pharmaceutical industry, and that his ability to earn a livelihood is likely to be dependent on future employment in such industry. Accordingly, the Company agrees that: (a) the employment of the Employee by a pharmaceutical company in a position in which he assumes responsibility for multiple products, most of which are not competitive with the Company's products, shall not be considered a violation of
Section 6.1, so long as (i) the Employee's responsibilities in such position are not directed principally to products that are competitive with the Company's products, (ii) the portfolio of the pharmaceutical company which hires the Employee must contain the specific product or products which are competitive with Company's products prior to the hiring of the Employee, and (iii) the


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pharmaceutical company which hires the Employee has been in existence for at least five (5) years prior to hiring the Employee; and (b) in the event that the Company ceases to conduct business, the provisions of Section 6.1 shall terminate.

            6.3 Cutback Clause. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

            6.4 Equitable Remedies. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of Section 6.1 is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

      7. Non-solicitation.

            7.1 Non-solicitation Restrictions. While the Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Employee will not, without the prior written consent of the Company, directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company. If the Employee violates the provisions of this
Section 7.1, the Employee shall continue to be bound by the restrictions set forth in this Section 7.1 until a period of one (1) year has expired without any violation of such provisions.

            7.2 Cutback Clause. If any restriction set forth in Section 7.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.

            7.3 Equitable Remedies. The restrictions contained in Section 7.1 are necessary for the protection of the business and goodwill of the Company and are considered by


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the Employee to be reasonable for such purpose. The Employee agrees that any breach of Section 7 is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

      8. Other Agreements. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

      9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

      10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

      11. Entire Agreement. This Agreement, together with the Invention and Non-Disclosure Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation the Previous Employment Agreement, which this Agreement amends and restates and which shall be of no further force or effect after the date hereof.

      12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

      13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.


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      14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

      15. Miscellaneous.

            15.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

            15.2 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            15.3 Enforceability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                          THE MEDICINES COMPANY

                                          By: /s/ Clive A. Meanwell
                                             -----------------------------------

                                          Title: Chairman
                                                 -------------------------------


                                          EMPLOYEE

                                            /s/ Peyton J. Marshall
                                          --------------------------------------
                                          Peyton J. Marshall


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